UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 10, 2004

FINDEX.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-29963 (Commission File No.)	88-0379462 (I.R.S. Employer Identification No.)

11204 Davenport Street, Suite 100, Omaha, Nebraska 68154
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (402) 333-1900

                                               N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 4 — Change in Registrant’s Certifying Accountant

      (a)    Previous Principal Independent Accountant and Auditor

(i)	On February 10, 2004, Chisholm & Associates, Certified Public Accountants (“Chisholm”), merged its operations (the “Merger”) into Chisholm, Bierwolf & Nilson, LLC (“CBN”) and effectively resigned as the principal independent accountant and auditor to Findex.com, Inc. (the “Company”).

(ii)	Chisholm had audited our financial statements for the two fiscal years ended December 31, 2002, and its reports for each of the two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

(iii)	The decision to change principal independent accountant and auditor was recommended by the Audit Committee of the Company’s Board of Directors and subsequently authorized by action of the full Board of Directors.

(iv)	(A) In connection with its audit for the for the two fiscal years ended December 31, 2002 or any subsequent interim period preceding the date of the Merger, there were no disagreements with Chisholm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Chisholm, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

(B) None of the reportable events described under Item 304(a)(1)(iv) of Regulation S-B has occurred.

      (b)    New Principal Independent Accountant and Auditor

(i)	On February 10, 2004, the Company engaged CBN as its new principal independent accountant and auditor. The decision to engage CBN was recommended by the Audit Committee of the Company’s Board of Directors and subsequently authorized by action of the full Board of Directors.

(ii)	During the two most recent fiscal years ended December 31, 2002 and 2001, and through February 10, 2004, we did not consult with CBN regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that CBN concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event identified in response to Item 304(a)(l)(iv) of Regulation S-B.

Item 7 — Financial Statements and Exhibits

      (c)    Exhibits

              16.1 Chisholm & Associates letter to the Securities and Exchange Commission dated April 1, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2004

FINDEX.COM, INC. By: /s/ Steven Malone Name: Steven Malone Title: President & Chief Executive Officer